News Release
Unisys Names John Kritzmacher to Board of Directors
BLUE BELL, Pa., December 13, 2022 – Unisys Corporation (NYSE: UIS) today announced that John Kritzmacher has been elected to the Unisys Board of Directors, effective today. Kritzmacher, who most recently served as executive vice president and chief financial officer of global research and education leader John Wiley & Sons, Inc., brings to Unisys deep experience in finance and operations at several leading global technology and telecommunications companies.
Before joining John Wiley & Sons, from which he retired in 2021, Kritzmacher was senior vice president, Business Operations and Organizational Planning at WebMD Health Corp., a leading provider of health information services. Previously, he served as executive vice president and chief financial officer of Global Crossing Limited, a global provider of IP-based telecommunications solutions. He also held a number of roles of increasing responsibility at Alcatel-Lucent and its predecessor companies, Lucent Technologies Inc., AT&T and Bell Laboratories, culminating in serving as chief financial officer at Lucent and as chief operating officer of the Services Business Group at Alcatel-Lucent.
“John’s career as a global business leader has equipped him to provide Unisys with valuable insights on our strategic imperatives and how to achieve them,” said Peter Altabef, chair and CEO of Unisys. “We are excited to welcome John to the Unisys Board of Directors and to leverage his expertise as we continue to work toward our financial and operational goals.”
“I look forward to sharing my perspectives, particularly on the financial and operational aspects of doing business globally, as more than half of Unisys revenues come from non-U.S. operations,” said Kritzmacher. “I am also excited to join the Unisys Board of Directors to help tell the new Unisys story following the recent launch of its new brand identity.”
Kritzmacher earned a Bachelor of Arts in mathematics and economics from Dartmouth College and a Master of Business Administration from New York University. He serves as a director of InterDigital, Inc.

About Unisys
Unisys is a global technology solutions company that powers breakthroughs for the world’s leading organizations. Our solutions – digital workplace; cloud, applications & infrastructure; enterprise computing; and business process – help our clients challenge the status quo and create new possibilities. To learn how we deliver breakthroughs for our clients, visit unisys.com.

Contacts:

Kaleigh Ferguson, Unisys, +1 203-907-5117
kaleigh.ferguson@unisys.com
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RELEASE NO.: 1213/9894
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